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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement No. 333-76073 of Applied Graphics Technologies, Inc. on Form S-8 of our report dated
April   , 2003 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of the non-amortization and impairment provisions for goodwill as described in Note 4, the change in accounting for derivative instruments and hedging activities as described in Note 11 and the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Applied Graphics Technologies, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP
New York, New York
April 15, 2003